Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Dated: July 11, 2022	BCPE Watson (DE) BML, LP

	By:	BCPE Watson (DE) BML GP, LLC, its general partner

	By:	/s/ Joseph Robbins
Name: Joseph Robbins
Title: Authorized Signatory

BCPE Watson (DE) ORML, LP

	By:	BCPE Watson (DE) ORML GP, LLC, its general partner

	By:	/s/ Joseph Robbins
Name: Joseph Robbins
Title: Authorized Signatory